PRESS RELEASE

Contacts:

For Company:	For Investors:	For Media:
Tom Allen Chief Financial Officer & Chief Operating Officer 951-699-6991, ext. 287 tallen@outdoorchannel.com	Brad Edwards Brainerd Communicators, Inc. 212-986-6667 edwards@braincomm.com	Nancy Zakhary Brainerd Communicators, Inc. 212-986-6667 nancy@braincomm.com

OUTDOOR CHANNEL HOLDINGS ANNOUNCES SENIOR LEGAL APPOINTMENTS

TEMECULA, Calif. – February 01, 2012 – Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today announced that Catherine Lee has been named General Counsel of Outdoor Channel, effective immediately. The Company also announced the promotion of David Bolls to Executive Vice President, Business & Legal Affairs from Senior Vice President and, additionally, his promotion to Deputy General Counsel from Assistant General Counsel, effective immediately.

“These executive appointments will provide Outdoor Channel with a highly capable, experienced and talented senior legal team as we continue to build upon our category leadership and further grow our brand,” said Tom Hornish, President and Chief Executive Officer of Outdoor Channel. “We are pleased to welcome Catherine to her expanded role with Outdoor Channel. She has been a valuable resource to the company throughout her consultancy, and we believe Outdoor Channel will further benefit from her expertise moving forward.”

Mr. Hornish continued, “David has been an integral part of Outdoor Channel’s executive team and has successfully taken the lead in addressing several major initiatives for the company. In addition to his passion for protecting and developing our network, he has been instrumental in discovering and developing strong relationships with the best talent and production companies in our industry. In his expanded role, he will continue to be a tremendous asset to our company.”

Ms. Lee is the Principal of Catherine Lee & Associates and has served as a legal consultant to Outdoor Channel since May 2008. She previously served as the Corporate Secretary and Counsel for Sempra Energy, a San Diego based Fortune 500 energy services holding company, where she advised senior management on corporate governance and other legal issues. Prior to her tenure at Sempra, Ms. Lee was a Business and Technology associate at Brobeck, Phleger & Harrison, L.L.P. where her practice focused on a full range of corporate and securities matters. Ms. Lee is also a member of the Association of Corporate Counsel and the Society of Corporate Secretaries and Governance Professionals.

Mr. Bolls joined Outdoor Channel in 2008 as its first Assistant General Counsel, and in 2009 became its first Senior Vice President of Business and Legal Affairs. During his tenure with Outdoor Channel, Mr. Bolls has been responsible for overseeing and negotiating network contracts, licensing agreements, intellectual property matters, and litigation, as well as the development of a wide range of entertainment content and key relationships with talent and producers. Prior to joining Outdoor Channel, Mr. Bolls was an owner of a corporate boutique law firm in San Francisco where he prepared and litigated issues related to television programming, production, licensing, and intellectual property agreements.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s Leader In Outdoor TV, and Winnercomm Inc., an Emmy Award winning production and interactive company. Outdoor Channel offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle and can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic broadband website. Winnercomm Inc. is one of America’s leading and highest quality producers of live sporting events and sports series for cable and broadcast television. Outdoor Channel Holdings, Inc. also owns and operates the SkyCam and CableCam aerial camera systems which provide dramatic overhead camera angles for major sports events, including college and NFL football. For more information, please visit www.outdoorchannel.com.